EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-62765 & 333-80801) of Global Imaging Systems, Inc. of our report dated June 13, 2003 relating to the financial statements of the Global Imaging Systems 401(k) Retirement Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Tampa, Florida

June 27, 2003